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Exhibit 99.3

CORNERSTONE BANCSHARES, INC.

2004 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

(Effective January 26, 2004)

        1.    Purpose.    The purpose of the Cornerstone Bancshares, Inc. 2004 Non-Employee Director Compensation Plan (the "Plan") is to provide Non-Employee Directors of Cornerstone Bancshares, Inc. (the "Company") the option to receive all or part of their compensation for serving on the Board of Directors of the Company and on any committees of the Board of Directors in shares of common stock of the Company.

        2.    Effective Date.    The Plan shall become effective as of January 26, 2004.

        3.    Eligibility.    All Directors of the Company who are not employees of the Company or of any subsidiary of the Company shall be entitled to participate in the Plan (each such person is referred to herein as a "Participant").

        4.    Shares Reserved Under the Plan.    There is hereby reserved for issuance under the Plan an aggregate of 20,000 shares of the Company's common stock, which may be authorized but unissued treasury shares.

        5.    Election to Receive Director Compensation in Common Stock.

          (a)    Election.    A Participant may elect to receive all or part of his or her compensation for service as a Director of the Company ("Director Compensation") in common stock, but not any other compensation or expense reimbursement. An election to receive Director Compensation in common stock under this paragraph 4 shall be referred to as a "Compensation Election."

          (b)    Qualifying Director.    There shall be no Compensation Elections during any calendar year with respect to any Director having direct or indirect beneficial ownership of the Company's shares representing five percent (5%) or more of the Company's issued and outstanding shares of common stock (a "Qualifying Director") as of the first trading day of that year. The percentage will be determined by information set forth in the Company's most recent quarterly report, and any current report subsequent thereto, filed with the Securities and Exchange Commission most immediately prior to December 31 of the preceding calendar year.

          (c)    Manner of Making Compensation Elections.    A Participant shall make a Compensation Election by giving written notice to the Company on the election form attached hereto as Exhibit A (the "Election Form"), specifying the amount of the Compensation Election as a percentage of Director Compensation.

          (d)    Time of Election.    Elections with respect to Compensation Elections may be made at the following times:

                (i)  A nominee for election for Director (who is not at the time of nomination a sitting Director) may make a Compensation Election any time before election to the Board and before being entitled to receive any compensation for service on the Board or a committee. The Compensation Election shall be effective upon such person's election to the Board.

               (ii)  A sitting Director who has never made a Compensation Election may make a Compensation Election at any time during the year. Such Compensation Election shall not, however, be effective until the last day of the calendar quarter in which such election was made.

              (iii)  A sitting Director who has discontinued a Compensation Election under subparagraph 4(d), may again make a Compensation Election at any time during the year, but the election will not be effective until January 1 of the following year.

          (d)    Change in, or Discontinuance of, Compensation Election.    A Participant may elect to change a prior election with respect to his or her Compensation Election by completing a new Election Form, but such election shall not, however, be effective until January 1 of the following year. A Participant may elect to discontinue a Compensation Election at any time, but such election shall not be effective until the first day of the next calendar quarter.

          (e)    Term of Compensation Election.    Unless discontinued pursuant to subparagraph (d) above, a Compensation Election shall continue in effect until the end of the Participant's service as a Director.

        6.    Payment.    The Company shall deliver, or cause to be delivered, to each Director who has made a Compensation Election, stock certificates evidencing the Director Compensation for which a Compensation Election has been made. The stock certificates shall be delivered at such times and for such time periods of service as the Compensation Committee of the Board of Directors shall from time to time determine; provided, however, such deliveries shall be made within 45 days after the end of each calendar quarter to the extent applicable. Payment for service as a Director for any period during which a Compensation Election is not in effect shall be made in cash.

        7.    Stock Value.    The number of stock certificates delivered pursuant to a Compensation Election for any period shall equal the amount of the Director Compensation for which a Compensation Election has been made divided by the average closing price for the common stock of the Company for the five trading days immediately preceding the date on which such Director Compensation was earned. The value of any fractional share, based on the formula in the preceding sentence, shall be paid in cash to the Director.

        8.    Taxation.    Director Compensation paid in the form of common stock under this Plan generally will be subject to taxation at the time paid, as provided in the Internal Revenue Code and applicable rules and regulations.

        9.    Administration.    This Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, which shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof.

        10.    Adjustment Provision.    If the Company shall at any time change the number of issued shares of common stock without new consideration to the Company (by stock dividend, stock split or similar transaction) (a "Stock Issuance"), the total number of shares reserved for issuance under the Plan prior to the Stock Issuance shall automatically be adjusted so that the number of shares of common stock reserved under the Plan after the Stock Issuance shall equal the same percentage of all shares of common stock of the Company.

        11.    Amendment and Termination.    This Plan may be amended, modified or terminated at any time by the Board of Directors of the Company; provided, however, that no such amendment, modification or termination shall, without the consent of a Participant, materially adversely affect such Participant's rights hereunder.

CORNERSTONE BANCSHARES, INC.

2004 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

ELECTION FORM

TO THE SECRETARY OF CORNERSTONE BANCSHARES, INC. (the "Company"):

        Pursuant to the Cornerstone Bancshares, Inc. 2004 Non-Employee Director Compensation Plan (the "Plan"), I hereby elect to receive    % of all compensation for service as a Director of the Company in shares of common stock of the Company. I acknowledge that any remaining compensation for service as a Director of the Company will be paid to me in cash at such times and for such periods as are determined by the Compensation Committee of the Board of Directors of the Company.

Signature of Director

Name:

Date:

3

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CORNERSTONE BANCSHARES, INC. 2004 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN (Effective January 26, 2004)
CORNERSTONE BANCSHARES, INC. 2004 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN ELECTION FORM